FS Energy and Power Fund 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

FS Energy and Power Fund Maintains Public Offering Price; Provides Market Outlook Update

PHILADELPHIA, PA, October 17, 2011 – FS Energy and Power Fund (“FSEP”) announced today that it is maintaining its current public offering price at $9.90 per share as a result of, among other things, the recent improvement in the corporate debt markets.

“As we anticipated, our per share net asset value has increased with the recent improvement in the corporate debt markets,” stated FSEP’s Chairman and Chief Executive Officer Michael C. Forman.  “As a result of our access to capital, including the use of low-cost leverage and the proceeds raised through our public offering and $20 million pre-launch private placement, we were able to take advantage of the softness in the secondary markets over the past few weeks to add assets with attractive risk-adjusted returns to our portfolio.  We expect that, absent a larger macroeconomic event, the debt markets should continue to stabilize and we will be well-positioned to capitalize on the attractive opportunities that remain in the markets.”

FSEP’s common shares have been approved for sale in 42 states, as well as Washington, D.C., Puerto Rico, the U.S. Virgin Islands and Guam. It expects that its common shares will be approved for sale in most, if not all, of the remaining states prior to the end of the year.

About FS Energy and Power Fund

FSEP, the second investment fund sponsored by Franklin Square Capital Partners (“Franklin Square”), is a publicly registered, non-traded business development company. FSEP focuses primarily on investing in the debt and income-oriented equity securities of privately-held U.S. companies in the energy and power industry. FSEP’s investment objective is to generate current income and long-term capital appreciation. FSEP is managed by FS Investment Advisor, LLC and is sub-advised by GSO Capital Partners LP (“GSO”).  GSO, with approximately $33.8 billion in assets under management together with certain of its affiliates as of June 30, 2011, is the credit platform affiliate of The Blackstone Group L.P.  For more information, please visit www.fsenergyandpowerfund.com.

About Franklin Square Capital Partners

Franklin Square is a national sponsor and distributor of alternative investment products structured for the mainstream investor.  Founded in 2007 by an experienced group of alternative investment industry professionals, Franklin Square’s goal is to bring the benefits of an institutional-class investment portfolio to investors through exposure to innovative alternative investment products managed by what it deems to be best-in-class alternative asset managers.  Franklin Square believes that institutional investment portfolios, with their access to the strong return potential and diversifying power of alternative assets, are better-suited to manage risk and generate above-market returns than their traditional counterparts.  Franklin Square is committed to best practices and transparency, including a commitment to fully earned distributions, mark-to-market pricing and a significant sponsor investment in its products.  Franklin Square distributes its sponsored financial products to the broker-dealer community through its affiliated wholesaling broker-dealer, FS2 Capital Partners, LLC.  For more information, please visit www.franklinsquare.com.

Certain Information About Distributions

The determination of the tax attributes of FSEP’s distributions is made annually as of the end of FSEP’s fiscal year based upon its taxable income and distributions paid, in each case, for the full year.  Therefore, a determination as to the tax attributes of the distributions made on a quarterly basis may not be representative of the actual tax attributes for a full year.  FSEP intends to update shareholders quarterly with an estimated percentage of its distributions that resulted from taxable ordinary income.  The actual tax characteristics of distributions to shareholders will be reported to shareholders annually on a Form 1099-DIV.

The payment of future distributions on FSEP’s common shares is subject to the discretion of FSEP’s board of trustees and applicable legal restrictions, and therefore, there can be no assurance as to the amount or timing of any such future distributions.

Forward-Looking Statements

This announcement may contain certain forward-looking statements, including statements with regard to the future performance of FSEP. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings FSEP makes with the Securities and Exchange Commission. FSEP undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.